SEPARATION AGREEMENT

          This SEPARATION AGREEMENT, dated effective as of November 1, 2000, is made and entered into between ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), and William J. Cadogan, an individual resident of the state of Minnesota (“Cadogan”).

BACKGROUND

          Cadogan currently is employed by ADC as Chairman of the Board of Directors, President, and Chief Executive Officer; Cadogan has announced to ADC that he intends to resign his employment from ADC at a specific future time, and Cadogan and ADC desire to establish a reasonable time period for ADC to effect a transition to Cadogan’s successor and for Cadogan to assist ADC in that transition.  Cadogan acknowledges that ADC operates in a highly competitive industry and that the Company will enhance its opportunities to succeed by establishing certain policies designed to protect ADC’s interests during the transition.

          NOW THEREFORE, in consideration of the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which are admitted, ADC and Cadogan agree as follows:

          1.       Employment.  ADC will continue to employ Cadogan, and Cadogan accepts such employment and agrees to perform services for ADC or any affiliate of ADC (collectively, the “ADC Affiliates”), for the period and upon the other terms and conditions set forth in this Agreement.  The terms of Cadogan’s continued status as a Member of the Board of Directors of ADC (the “ADC Board”) shall be governed by Section 10.

          2.       Term.  Unless terminated at an earlier date in accordance with Section 7 below, this Agreement shall take effect on November 1, 2000, and shall extend for a continuous period ending on November 1, 2001 (the “Term”).  Upon the expiration of the Term, Cadogan will resign his employment and all then currently held officer duties with ADC.  Upon Cadogan’s resignation, ADC will have no further financial obligation to Cadogan, except as expressly described in this Agreement, including without limitation, Exhibit B, or in the terms or conditions of an ADC compensation plan or program applicable to Cadogan.

          3.       Position and Duties.

3.01   Service with ADC.  Until such time as a new Chief Executive Officer of the Company has been elected by the ADC Board and commences employment in such capacity, Cadogan shall continue to serve in the role of Chief Executive Officer of the Company.  After a new Chief Executive Officer is elected, Cadogan will resign any officer duties with ADC upon ADC’s request, and will perform such duties as the ADC Board or the Chief Executive Officer shall request from time to time during the remainder of the Term, which may include, without limitation, assisting with various projects or activities relating to the transition to a new Chief Executive Officer.  In addition, at any time during the Term, ADC may request that Cadogan resign any officer or director position he currently holds with ADC or an ADC Affiliate, and Cadogan agrees to resign such position(s) immediately upon any such request.

          3.02   Performance of Duties.  Cadogan agrees to serve ADC faithfully and to the best of his ability, and to devote the necessary amount of time, and level of attention and efforts to any service that ADC requests he provide.  Cadogan hereby confirms that he is under no contractual commitments inconsistent with his obligations pursuant to this Agreement and he agrees that, during the Term, he will not (a) serve as an employee of any other company, or (b) render or perform any services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or which would otherwise impair his ability to perform his duties hereunder.  After a new CEO is elected, and during the remainder of the Term, ADC will provide Cadogan with such office space as the new CEO reasonably determines is appropriate for Cadogan to perform his duties under this Agreement.

          4.       Compensation.

          4.01   Base Salary.  As base compensation for all services to be rendered by Cadogan under this Agreement during the Term, ADC shall pay to Cadogan an annualized salary of $742,500.  Cadogan’s salary shall be paid in accordance with ADC’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

          4.02   Incentive Compensation.  The Term coincides with ADC’s 2001 fiscal year.  During fiscal year 2001, Cadogan shall be eligible to participate in the Management Incentive Plan (“MIP”) for that fiscal year, according to the terms and conditions of the MIP plan, targets, objectives, and other MIP conditions established by the Compensation Committee of the ADC Board.

          4.03   Participation in Benefits.  During the Term, Cadogan shall be entitled to participate in the employee benefits offered by ADC, to the extent that Cadogan’s position, tenure, salary, health, and other qualifications make him eligible to participate.  Cadogan’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  ADC does not guarantee the adoption or continuance of any particular employee benefit during the Term, and nothing in this Agreement is intended to, or shall in any way restrict ADC’s right to amend, modify or terminate any of its benefits during the Term.

          4.04   Post-Termination Medical Benefits.  Following the expiration of the Term, ADC will provide Cadogan, at no cost to him, with continuing coverage of medical benefits.  Cadogan shall initially receive such coverage through COBRA continuation coverage.  After COBRA coverage is exhausted, additional medical coverage ("Extended Coverage") shall be provided to Cadogan and Cadogan’s eligible dependents.  For purposes of this Agreement, Extended Coverage shall be comprised of medical coverage for Cadogan and Cadogan’s eligible dependents until the earliest of:  (a) Cadogan’s Medicare eligibility; (b) Cadogan’s eligibility for coverage under another employer’s group health plan; or (c) the fifth (5th) year anniversary of the commencement date of coverage, according to the terms of the applicable benefit plans providing that coverage.  Cadogan’s eligible dependents shall also have Extended Coverage while Cadogan is covered for so long as they meet the dependency eligibility requirements of the applicable benefit plan.  During the period of Extended Coverage, ADC in its sole discretion may amend, modify or terminate any benefit plans providing the Extended Coverage described here; provided, however, that the level and extent of coverage will remain substantially similar to the coverage provided to U.S.-based ADC active employees.

          4.05   Stock Options.  The Compensation and Organization Committee of ADC's Board (the "Committee") will approve the grant to grant Cadogan an option (1) to purchase up to four thousand five hundred and seven (4,507) shares of ADC’s common stock, in accordance with the terms of the ADC 1991 Stock Incentive Plan and an Incentive Stock Option Agreement to be entered into by Cadogan and ADC, which is attached here as Exhibit C, and (2) an option to purchase three hundred forty-five thousand four hundred ninety-three (345,493) shares of ADC’s common stock, in accordance with the terms of the ADC 1991 Stock Incentive Plan (the "Plan") and a Nonqualified Stock Option Agreement to be entered into by Cadogan and ADC, which is attached here as Exhibit D.  For purposes of this Agreement, the stock option grants identified here will be referred to collectively as the “Option.”  The Option shall be granted effective as of November 1, 2000. Cadogan acknowledges that he has already received and accepted the Option Agreements set forth in Exhibits C and D.

          4.06   Deferred Payment. In accordance with the terms of this Section 4.06, ADC shall make an additional one-time payment to Cadogan (the "Deferred Payment"), in further consideration of the services provided and covenants made by Cadogan under this Agreement; specifically including the non-competition and non-solicitation covenants set forth herein. As determined in the discretion of the Committee, ADC may make the Deferred Payment in the form of (i) cash or (ii) ADC stock options (“Additional Options”) as set forth below. The final form of the Deferred Payment shall be determined by the Committee on a date which is (1) after the date that a new Chief Executive Officer been named by the Board and assumes responsibilities as such and (2) prior to the end of the Term hereunder.

          (a)      If the Deferred Payment is made in the form of cash, the total amount of such payment shall be $ 4,352,000, after applicable state and federal income taxes related to such payment.  In the case of a cash payment, such payment will be made in two equal installments on November 1, 2001 and November 1, 2002.

          (b)      If the Deferred Payment is made in the form of Additional Options, Cadogan will be granted options to purchase shares of ADC common stock at an exercise price equal to the fair market value of ADC common stock on the effective date of such option grant by ADC.  The number of shares covered by the Additional Options shall be calculated using the “Black Scholes” method of valuation such that the Black Scholes value of the Additional Options on the date of grant shall be $4,352,000.   For purposes of this Agreement, the Black Scholes calculation shall be made in a manner consistent with ADC’s internal methodology as determined by ADC.  If Additional Options are granted, they would be subject to the terms established by the Compensation Committee on the date of grant as well as the terms of the Plan and a NonQualified Stock Option Agreement.  Cadogan acknowledges that he is responsible for any individual taxes related to the Additional Options.

          4.07   Expenses.  In accordance with ADC’s normal policies for expense reimbursement, ADC will reimburse Cadogan for all reasonable and necessary expenses he incurs in performing his duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to ADC.

          5.       Confidential Information/Intellectual Property.  As a condition precedent to ADC performing its obligations hereunder, Cadogan shall execute and deliver to ADC the Employee Invention, Copyright and Trade Secret Agreement in the form attached hereto as Exhibit A (the “Employee Invention Agreement”).

          6.       Compliance with ADC Policies.  During the Term, Cadogan shall comply with all of ADC’s policies in effect for employees of ADC generally, or that are in effect for executive management employees specifically.  Cadogan acknowledges that these policies specifically include the policies that are part of ADC’s Business Conduct Program, as the same may be amended from time to time.

7.     Termination.

          7.01   Termination Due to Cadogan’s Death or Total Disability.  Cadogan’s employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Cadogan’s death or his total disability which results in his inability to perform the duties ADC has or may request that he perform, with or without reasonable accommodation; provided however, that Cadogan has exhausted his entitlement to any applicable leave.  Notwithstanding the termination of Cadogan’s employment pursuant to this Section 7.01, if Cadogan dies or becomes totally disabled during the Term, he (or his estate, as applicable) shall be entitled to receive (i) the compensation which would otherwise have been payable to Cadogan pursuant to Section 4.06; (ii) the compensation otherwise payable pursuant to Sections 4.01 and 4.02, prorated up to the date of termination of Employment under this Section 7.01, and (iii) the Post-Termination Medical Benefits otherwise provided under Section 4.04, subject to the terms thereof.

          7.02   Termination by ADC for Cause.  Cadogan’s employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event ADC shall determine, in its sole discretion, that there is “cause” to terminate Cadogan’s employment, which shall include any of the following:

          (a)      Cadogan’s breach of any material contractual obligation to ADC or any ADC Affiliate under the terms of this Agreement or the Employee Invention Agreement, or his breach of any fiduciary duty to ADC or any ADC Affiliate;

          (b)      Cadogan’s conviction of any crime involving moral turpitude or any felony;

          (c)      Cadogan’s failure to carry out any reasonable directive of the ADC Board or ADC’s Chief Executive Officer; or

          (d)      Cadogan’s embezzlement of funds or other assets of ADC or any ADC Affiliate.

          If Cadogan acts or fails to act in a manner that ADC determines gives it “cause” to terminate his employment pursuant to Section 7.02(b) or (d), ADC may terminate Cadogan’s employment immediately upon providing written notice thereof to Cadogan.  If Cadogan acts or fails to act in a manner that ADC determines gives it “cause” to terminate his employment pursuant to Section 7.02(a) or (c), ADC shall provide Cadogan with notice of the act or failure to act and a period of thirty (30) days in which to cure the act or failure to act to ADC’s satisfaction, and if at the end of that 30-day period, Cadogan has not cured the act or failure to act to ADC’s satisfaction, ADC may immediately terminate Cadogan’s employment upon providing Cadogan with written notice thereof; provided, however, that if ADC determines the act or failure to act cannot be cured to its satisfaction, ADC has no obligation to provide Cadogan with an opportunity to cure and ADC may terminate Cadogan’s employment for “cause” immediately upon providing Cadogan with written notice thereof.

          ADC may terminate Cadogan’s employment pursuant to this Section 7.02 without regard to the provisions of Section 11; provided, however, that any such termination may give rise to a Dispute (as that term is defined in Section 11.01) that shall be resolved in accordance with Section 11.

          7.03   Request to Cease Providing Services Without Cause.  At any time during the Term, ADC may immediately relieve Cadogan of all of his remaining duties, provided that during the remainder of the Term, Cadogan shall be entitled to compensation pursuant to Section 4.

          7.04   Termination by Cadogan.  Cadogan may terminate this Agreement at any time during the Term by giving sixty (60) days written notice thereof to the ADC Board.  Upon notice of termination by Cadogan, ADC may at its option elect to have Cadogan cease to provide services immediately, provided that during such 60–day notice period Cadogan shall be entitled to base salary compensation pursuant to Section 4.01.

          7.05   Effect of Termination.  Notwithstanding any termination of Cadogan’s employment with ADC, Cadogan acknowledges that he shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations arising upon or subsequent to the cessation of Cadogan’s employment, including, but not limited to, the restrictive covenants contained in Section 8 hereof and the Employee Invention Agreement.

          In the event that Cadogan’s employment terminates for any reason, Cadogan will not earn and will have no right to receive any compensation after the effective date of that termination, except as expressly provided in this Agreement, or in the terms and conditions of an ADC compensation plan or program applicable to Cadogan, or as required by applicable law.

          7.06   Surrender of Records and Property.  Upon any cessation of Cadogan’s employment with ADC, Cadogan shall deliver promptly to ADC the SecurID Net Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of ADC or any ADC Affiliate or which relate in any way to the business, products, practices or techniques of ADC or any ADC Affiliate, and all other property, trade secrets and confidential information of ADC or any ADC Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of ADC or any ADC Affiliate which in any of these cases are in Cadogan’s possession or under his control.

          8.       Noncompetition and Nonsolicitation.

          8.01   Agreement Not to Compete.  In consideration of the financial and other benefits described in Section 8.07 below, Cadogan agrees that, during the “Covered Period” (as hereinafter defined), he shall not, directly or indirectly, engage in any “Competing Business Activity” (as hereinafter defined), in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, investor, shareholder, employee, member of any association or otherwise) except as expressly permitted under Section 8.03 below.  As used in this Agreement, “Covered Period” shall mean the period commencing on the effective date of this Agreement (as described in Section 2) and ending on the date that is two (2) years after the date on which Cadogan ceases to be employed by ADC  (for whatever reason and whether such cessation is occasioned by Cadogan or ADC).  As used in this Agreement, “Competing Business Activity” shall mean any business activities that are competitive with the business conducted by ADC or any ADC Affiliate on or prior to the date Cadogan ceases to be employed by ADC.

          8.02   Geographical Extent of Covenant.  Cadogan acknowledges that ADC directly, or indirectly through ADC Affiliates, currently is engaged in business on a world-wide basis.  Consequently, Cadogan agrees that his obligations under this Section 8 to refrain from any Competing Business Activity during the Covered Period shall apply in any market, foreign or domestic, in which: (a) ADC or, as applicable, an ADC Affiliate(s), operates during the term of the Covered Period; and (b) ADC or, as applicable, an ADC Affiliate(s), has plans to enter on the date Cadogan ceases to be employed by ADC.

          8.03   Venture Investments.  ADC and Cadogan acknowledge that Cadogan has made investments in early stage companies, and that he is interested in continuing to do so.  Therefore, notwithstanding the limitations in Section 8.01 and 8.02, the parties agree that this Agreement shall not prohibit Cadogan from making such investments in or from acting as an advisor or member of the board of directors of early stage companies, including those engaged in Competing Business Activity; provided that (a) in all events the provisions of Sections 8.04 and 8.05 will apply, and (b) if such company is engaged in a Competing Business Activity, then Cadogan shall not serve as an officer or employee or otherwise being involved in the day to day operations of the company at any time during the Covered Period.

          8.04   Nonsolicitation; Non-hire and Noninterference.  During the Covered Period, Cadogan shall not (a) induce or attempt to induce any employee of ADC or any ADC Affiliate to leave the employ of ADC or such ADC Affiliate, or in any way interfere adversely with the relationship between any such employee and ADC or such ADC Affiliate; (b) induce or attempt to induce any employee of ADC or any ADC Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of ADC or any ADC Affiliate to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of ADC or any ADC Affiliate in any business enterprise with which Cadogan may be associated, connected or affiliated in any manner; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of ADC or any ADC Affiliate to cease doing business with ADC or such ADC Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and ADC or such ADC Affiliate.

          8.05   Indirect Competition or Solicitation.  Cadogan agrees that, during the Covered Period, he will not, directly or indirectly, assist, solicit or encourage any employee of ADC or an ADC Affiliate, or any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 8 if such activity were carried out by Cadogan, either directly or indirectly.

          8.06   Breach; Notice and Opportunity to Cure.  Cadogan shall have committed a “Breach” of his obligations under this Section 8 if (i) ADC determines Cadogan has acted or failed to act in a manner that constitutes a breach of his obligations under this Section 8 and ADC provides written notice thereof to Cadogan, and (ii) within thirty (30) days of receiving that notice, Cadogan has not cured the identified breach to ADC’s satisfaction; provided, however, that if ADC determines Cadogan’s breach of his obligations under this Section 8 cannot be cured to its satisfaction, ADC will have no obligation to provide Cadogan with an opportunity to cure and Cadogan shall have committed a “Breach” of his obligations under this Section 8 upon ADC providing Cadogan with written notice that it has determined he acted or failed to act in a manner that constitutes a breach of his obligations under this Section 8.  ADC may determine that a “Breach” has occurred without regard to the provisions of Section 11; provided, however, that any such “Breach” may give rise to a Dispute (as that term is defined in Section 11.01) that shall be resolved in accordance with Section 11.

          8.07   Consideration.  Cadogan acknowledges and agrees that ADC’s willingness to employ him during the Term, subject to termination only due to death or total disability, or for “cause” as described in Section 7, above, and the other benefits and compensation that ADC has agreed to provide to him pursuant to this Agreement are adequate consideration for Cadogan’s agreement to undertake the obligations and duties described in this Section 8.

9.       Release of Claims.

          9.01   General Release.  By this Agreement, ADC and Cadogan also intend to settle any and all claims Cadogan has or may have against ADC as the result of Cadogan’s employment with ADC prior to the date Cadogan executes this Agreement.  In exchange for the consideration expressed here, Cadogan hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ADC and/or its employees, agents, officers, directors, counsel, predecessors, successors, subsidiaries, affiliates, assigns, and insurers and each and all thereof (collectively, the “Released Parties”), arising out of any acts, omissions, statements, conduct, decisions, behavior, or events occurring up through the date of his signature on this Agreement.

          Cadogan understands and accepts that his release of claims includes, but is not limited to, claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; or any other federal, state or local statute, ordinance or law.  Cadogan also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to:  wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

          Cadogan further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties.  Cadogan also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim.

          9.02   Right to Revoke and Rescind.  After signing and dating this Agreement, Cadogan may revoke it insofar as it extends to his release of claims under the Minnesota Human Rights Act (MHRA) only if he delivers a written rescission to ADC within fifteen (15) days after signing this Agreement.  Cadogan must deliver any such revocation by hand within the applicable period or send it by certified mail within the applicable period to Laura Owen, Vice President - Human Resources, ADC Telecommunications, Inc., P.O. Box 1101, Minneapolis, MN 55440-1101.  If Cadogan exercises his right to revoke, ADC may at its option either nullify this Agreement, or keep it in effect in all respects other than as to Cadogan’s release of claims that he has revoked.  If ADC chooses to nullify this Agreement, neither Cadogan nor ADC shall have any rights or obligations under it.

          9.03   Release of Claims Upon Resignation.  In exchange for the consideration expressed in this Agreement, Cadogan further agrees that, upon the termination or resignation of his employment during, or at the expiration of, the Term, he will execute a general release of claims in a form substantially similar to the provisions in this Section 9.

          10.     Service on Board of Directors.  Currently, Cadogan is a Member and Chairman of the ADC Board.  At any time during the Term and for so long thereafter as Cadogan remains a Member of the ADC Board, ADC may request that Cadogan resign his position as a Member of ADC Board and Cadogan agrees to resign immediately upon such request.

          11.     Dispute Resolution.

          11.01 Dispute Resolution Process.  ADC and Cadogan desire to establish a reasonable and confidential means of resolving any dispute arising out of or relating to (i) this Agreement or the alleged breach or threatened breach of it, (ii) the making of this Agreement, including claims of fraud in the inducement, (iii) Cadogan’s employment by ADC pursuant to this Agreement, including claims of wrongful termination or discrimination, or (iv) any activities by Cadogan following the cessation of his employment with ADC (each such dispute to be referred to herein as a “Dispute”).  In furtherance of the parties’ mutual desire, ADC and Cadogan agree that if either party believes a Dispute exists, that party shall provide the other with written notice of the claimed Dispute.  Upon receipt of that written notice, the following procedure shall be the exclusive means of fully and finally resolving the Dispute.  Within thirty (30) days of the other party receiving that notice, Cadogan and appropriate management representatives of ADC will meet to attempt to resolve amicably the Dispute.  If a mutually agreeable resolution is not reached within thirty (30) days following the parties’ first meeting, the parties will engage in mediation with a neutral mediator, said mediation to be held within forty-five (45) days of the final meeting between Cadogan and ADC’s representatives.  If the dispute is not resolved through mediation, the dispute shall be resolved exclusively by final and binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless such rules are inconsistent with the provisions of this Agreement.  In connection with such arbitration:

          (a)      Any such arbitration shall be conducted: (i) by a neutral arbitrator appointed by mutual agreement of the parties; or (ii) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

          (b)      The parties shall be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

          (c)      The summary judgment procedure applicable under Rule 56 of the Minnesota Rules of Civil Procedure shall be available and apply to any arbitration conducted pursuant to this Agreement;

          (d)      The arbitrator’s award shall include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision;

          (e)      The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the dispute had first been brought in that judicial forum, including costs and attorneys’ fees;

          (f)       The arbitrator’s award may be entered by any court of competent jurisdiction; and

          (g)      Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

          11.03 Confidentiality of Dispute Resolution.  Except as the parties shall agree in writing or upon court order, neither ADC nor Cadogan will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Section 11, or to the fact of or any term that is part of a resolution or settlement of any Dispute.  This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either Cadogan or ADC, or by any of its or his representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.

          11.04 ADC’s Right to Injunctive Relief.  Cadogan acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5, 7.06 or 8 hereof or of the Employee Invention Agreement would be highly injurious to ADC and/or to any ADC Affiliate and that it would be extremely difficult to compensate ADC and/or any ADC Affiliate fully for damages for any such violation.  Accordingly, the terms of this Section 11 notwithstanding, Cadogan specifically agrees that ADC or any ADC Affiliate, as the case may be, shall be entitled to obtain temporary and permanent injunctive relief from a court of law, said relief to be obtained in accordance with Section 12.01, to enforce the provisions of Sections 5, 7.06 and 8 hereof, and the Employee Invention Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond.  This provision with respect to injunctive relief shall not, however, diminish the right of ADC or any ADC Affiliate to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Section 11.

12.     Miscellaneous.

          12.01 Governing Law and Venue Selection.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, or those of any other state of the United States of America, or of any other country, province or city.  The parties agree that any litigation in any way relating to this Agreement or to Cadogan’s employment by ADC, including but not limited to any action brought pursuant to Section 11.04, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota.  Cadogan and ADC hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

          12.02 Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when actually delivered, when sent by telefacsimile, with electronic confirmation of receipt, or when mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

                    If to ADC, to:

                    ADC Telecommunications, Inc.
                    Attention: General Counsel
                    P.O. Box 1101
                    Minneapolis, Minnesota 55440-1101
                    Fax (952) 946-3209

                    If to Cadogan, to:

                    William J. Cadogan
                    18530 Bearpath Trail
                    Eden Prairie, Minnesota 55347
                    Fax (952) 906-0310

Either party may change its address for purposes of this Section 12.02 by giving 15 days prior notice to the other party.

          12.03 Prior Agreements.  This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of Cadogan by ADC and the other matters discussed herein, and supersedes all prior proposals, promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any proposal, promise, contract, agreement or understanding, whether express or implied, oral or written, by and between ADC and Cadogan), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

          12.04 Withholding Taxes.  ADC may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes (“Taxes”) arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Cadogan’s employment with ADC. are withheld or collected from Cadogan.

          12.05 Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Cadogan and ADC.

          12.06 No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

          12.07 Assignment.  This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that ADC may, without the consent of Cadogan, assign its rights and obligations under this Agreement to any ADC Affiliate or to any corporation, firm or other business entity with or into which ADC may merge or consolidate, or to which ADC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, ADC.  After any such assignment by ADC, ADC shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be ADC for the purposes of all provisions of this Agreement including this Section 12.07.

          12.08 Severability.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, Cadogan expressly agrees that should the duration of, geographical extent of, or business activities covered by Section 8 of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  Cadogan acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

ADC TELECOMMUNICATIONS, INC.

By /s/ Laura N. Owen
Name: Laura N. Owen
Title: Vice President, Human Resources

CADOGAN

/s/ William J. Cadogan
WILLIAM J. CADOGAN

Signed on February 12, 2001 effective as of November 1, 2000.